EXHIBIT 99.1

Donegal Group Inc. Announces 2019 Fourth Quarter and Full Year Results

MARIETTA, Pa., Feb. 24, 2020 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ:DGICA) and (NASDAQ:DGICB) today reported its financial results for the fourth quarter and full year of 2019.

The Company will hold a conference call to discuss these results on Tuesday, February 25, 2020 at 11:00AM Eastern Time. You may listen to the live webcast or replay of this conference call by accessing the event link at http://investors.donegalgroup.com.

Significant financial highlights included:

Fourth Quarter of 2019:

  Net income was $14.2 million, or 50 cents per diluted Class A share, for the fourth quarter of 2019, compared to a net loss of $15.0 million, or 54 cents per Class A share, for the fourth quarter of 2018
  Combined ratio of 96.1% for the fourth quarter of 2019, compared to 110.5% for the prior-year fourth quarter
  Net premiums earned of $189.4 million for the fourth quarter of 2019 increased 1.8% compared to the fourth quarter of 2018, including a 16.1% increase in commercial lines net premiums earned
  Net premiums written1 of $171.0 million for the fourth quarter of 2019 increased 1.6% compared to the fourth quarter of 2018 primarily as a result of commercial lines organic growth and lower reinsurance premiums, partially offset by reductions in personal lines net premiums written
  Net income for the fourth quarter of 2019 included after-tax net investment gains of $2.1 million, or 8 cents per diluted Class A share, compared to after-tax net investment losses of $6.9 million, or 25 cents per Class A share, primarily related to the quarterly change in the fair value of the equity securities held at December 31, 2019 and 2018, respectively

Full Year of 2019:

  Net income of $47.2 million, or $1.67 per diluted Class A share, for the full year of 2019, compared to a net loss of $32.8 million, or $1.18 per Class A share, for the full year of 2018
  Combined ratio of 99.5% for the full year of 2019, compared to 110.1% for the full year of 2018
  Net premiums earned of $756.1 million for the full year of 2019 increased 2.0% compared to the full year of 2018, including a 14.1% increase in commercial lines net premiums earned
  Net premiums written of $752.6 million for the full year of 2019 increased 1.2% compared to the full year of 2018, with commercial lines representing 53.8% of total net premiums written for the full year of 2019, compared to 48.0% for the full year of 2018
  After-tax net investment gains of $19.0 million, or 67 cents per diluted Class A share, for the full year of 2019 included $11.6 million from the March 2019 sale of Donegal Financial Services Corporation and $7.4 million primarily related to unrealized gains in the fair value of equity securities we held at December 31, 2019; after-tax net investment losses of $3.4 million, or 13 cents per Class A share, for the full year of 2018 resulted primarily from unrealized losses in the fair value of equity securities held at December 31, 2018
  Book value per share of $15.67 at December 31, 2019, compared to $14.05 at year-end 2018

	Three Months Ended December 31,			Year Ended December 31,
	2019	2018	% Change	2019	2018	% Change

	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$189,421	$186,150	1.8%	$756,078	$741,291	2.0%
Investment income, net	7,787	7,567	2.9	29,515	26,908	9.7
Net investment gains (losses)	2,690	(8,864)	NM2	21,985	(4,802)	NM
Total revenues	200,939	186,806	7.6	812,451	771,828	5.3
Net income (loss)	14,154	(14,999)	NM	47,152	(32,760)	NM
Non-GAAP operating income (loss)[1]	12,050	(8,279)	NM	28,406	(27,959)	NM

Per Share Data
Net income (loss) – Class A (diluted)	$0.50	$(0.54)	NM	$1.67	$(1.18)	NM
Net income (loss) – Class B	0.45	(0.50)	NM	1.51	(1.09)	NM
Non-GAAP operating income (loss) – Class A (diluted)	0.42	(0.30)	NM	1.01	(1.00)	NM
Non-GAAP operating income (loss) – Class B	0.38	(0.28)	NM	0.91	(0.93)	NM
Book value	15.67	14.05	11.5%	15.67	14.05	11.5%

1See the “Definitions of Non-GAAP and Operating Measures” section of this release, which defines data that the Company prepares on an accounting basis other than U.S. generally accepted accounting principles (“GAAP”) and reconciles such data to GAAP measures.

2Not meaningful.

Management Commentary

Kevin G. Burke, President and Chief Executive Officer of Donegal Group Inc., stated, “We finished 2019 with favorable results, as Donegal Group generated net income of $0.50 per diluted Class A share for the fourth quarter of 2019, a significant improvement compared to the net loss for the comparable period in 2018. For the full year of 2019, Donegal Group generated net income of $1.67 per diluted Class A share, which indicates the solid progress we have made toward optimizing our mix of business, addressing the root causes of profitability challenges we experienced in recent years and laying a strong foundation for future growth.”

Mr. Burke continued, “Net premiums written for our commercial lines business segment grew 14.3% in the fourth quarter of 2019 and 13.4% for the full year of 2019 compared to the respective prior-year periods, which we attribute primarily to a combination of new business writings, renewal pricing increases and lower reinsurance premiums. We continue to emphasize our value commitment to our independent agents, and we greatly appreciate the commitment of our agents to growing with us. The pricing environment in our commercial segment has been stable, with premium increases in commercial multi-peril and commercial automobile partially offset by premium rate decreases in workers’ compensation for the fourth quarter and full year of 2019.

“We continue to manage our personal lines business with an emphasis on restoring profitability. Our personal lines net premiums written decreased 10.3% during the fourth quarter of 2019 and 10.1% for the full year of 2019 compared to the respective prior-year periods as a result of slower new policy growth and higher-than-planned attrition throughout 2019. Our personal lines results began to show clear signs of improvement as a result of increased earned premium from rate increases and lower reinsurance premiums throughout 2019. We will be working to stabilize this segment in 2020, as we endeavor to increase new business and policy retention rates over 2019 levels. We expect to implement modest rate increases in 2020 to maintain the level of rate adequacy we worked diligently to restore over the past eighteen months. Overall, we are pleased with the shift in our business mix toward a greater percentage of commercial lines premium writings in 2019, and we continue to strive for a profitable balance of commercial and personal lines business.”

Jeffrey D. Miller, Executive Vice President and Chief Financial Officer, commented, “Our commercial lines insurance segment generated a statutory combined ratio1 of 92.7% for the fourth quarter of 2019, primarily due to a favorable 59.8% loss ratio that reflected relatively mild weather conditions, net favorable prior-year reserve development and lower frequency and severity of casualty losses. Similarly, the commercial lines statutory combined ratio of 95.0% for the full year of 2019 benefited from a lower level of weather-related losses that was closer to our historical average, favorable workers’ compensation loss trends and net favorable prior-year reserve development. Our personal lines statutory combined ratio improved to 100.3% for the fourth quarter of 2019, compared to 118.9% for the prior-year quarter, reflecting lower weather-related loss impact and an improved personal auto loss ratio. Likewise, our personal lines statutory combined ratio improved to 102.6% for the full year of 2019, compared to 114.4% for 2018. We remain focused on strategic and tactical initiatives to deliver solid profitability over time.”

Mr. Burke concluded, “Our net income for 2019, which included a gain on the March 2019 sale of Donegal Financial Services Corporation, and unrealized gains within our available-for-sale fixed-maturity portfolio during the year contributed to an increase in our book value to $15.67 at December 31, 2019, compared to $14.05 at December 31, 2018. We remain committed to our goal of generating consistent favorable results to fund dividends to our stockholders and increase our book value over time.”

Insurance Operations

Donegal Group is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in three Mid-Atlantic states (Delaware, Maryland and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), six Southern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee and Virginia) and eight Midwestern states (Illinois, Indiana, Iowa, Michigan, Nebraska, Ohio, South Dakota and Wisconsin). Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group conduct business together as the Donegal Insurance Group.

	Three Months Ended December 31,			Year Ended December 31,
	2019	2018	% Change	2019	2018	% Change

	(dollars in thousands)

Net Premiums Earned
Personal lines	$88,548	$99,255	(10.8%)	$370,613	$403,367	(8.1%)
Commercial lines	100,873	86,895	16.1	385,465	337,924	14.1
Total net premiums earned	$189,421	$186,150	1.8%	$756,078	$741,291	2.0%

Net Premiums Written
Personal lines:
Automobile	$46,293	$55,356	(16.4%)	$210,507	$249,275	(15.6%)
Homeowners	26,944	27,633	(2.5)	117,118	123,782	(5.4)
Other	4,529	3,689	22.8	20,097	13,892	44.7
Total personal lines	77,766	86,678	(10.3)	347,722	386,949	(10.1)
Commercial lines:
Automobile	27,893	24,778	12.6	122,142	108,123	13.0
Workers' compensation	25,393	24,287	4.6	113,684	109,022	4.3
Commercial multi-peril	32,748	27,565	18.8	138,750	117,509	18.1
Other	7,213	4,985	44.7	30,303	22,413	35.2
Total commercial lines	93,247	81,615	14.3	404,879	357,067	13.4
Total net premiums written	$171,013	$168,293	1.6%	$752,601	$744,016	1.2%

Net Premiums Written

The 1.6% increase in net premiums written for the fourth quarter of 2019 compared to the fourth quarter of 2018, as shown in the table above, represents the combination of 14.3% growth in commercial lines net premiums written and a 10.3% decline in personal lines net premiums written.

The $2.7 million increase in net premiums written for the fourth quarter of 2019 compared to the fourth quarter of 2018 included:

  $11.6 million growth in commercial lines premiums that we attribute primarily to new commercial accounts our insurance subsidiaries have written throughout their operating regions, a continuation of renewal premium increases and lower reinsurance premiums.
  $8.9 million decline in personal lines premiums that we attribute to net attrition as a result of underwriting measures our insurance subsidiaries implemented to slow new policy growth and to increased pricing on renewal policies, partially offset by premium rate increases our insurance subsidiaries have implemented over the past four quarters and lower reinsurance premiums.

For the full year of 2019, net premiums written increased 1.2% compared to the full year of 2018. Commercial lines net premiums written increased by 13.4%, partially offset by a 10.1% decline in personal lines net premiums written.

Underwriting Performance

We evaluate the performance of our commercial lines and personal lines segments primarily based upon the underwriting results of our insurance subsidiaries as determined under statutory accounting practices. The following table presents comparative details with respect to the GAAP and statutory combined ratios for the three months and full years ended December 31, 2019 and 2018:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018

GAAP Combined Ratios (Total Lines)
Loss ratio (non-weather)	61.0%	70.3%	60.9%	69.0%
Loss ratio (weather-related)	2.9	6.7	6.1	8.8
Expense ratio	31.0	32.5	31.3	31.6
Dividend ratio	1.2	1.0	1.2	0.7
Combined ratio	96.1%	110.5%	99.5%	110.1%

Statutory Combined Ratios
Personal lines:
Automobile	111.6%	126.7%	105.7%	117.4%
Homeowners	86.5	106.1	101.2	110.5
Other	60.6	96.3	73.2	95.1
Total personal lines	100.3	118.9	102.6	114.4
Commercial lines:
Automobile	125.9	132.3	117.4	133.3
Workers' compensation	68.2	86.9	78.5	86.6
Commercial multi-peril	91.8	89.6	93.7	98.1
Other	55.5	87.3	72.6	70.8
Total commercial lines	92.7	101.7	95.0	103.7
Total lines	96.2%	110.7%	98.7%	109.4%

Loss Ratio – Fourth Quarter

For the fourth quarter of 2019, the loss ratio decreased to 63.9%, compared to 77.0% for the fourth quarter of 2018. We attribute the improvement to lower loss ratios within our personal lines of business as a result of rate increases and underwriting actions we implemented over the past year, a continuing decrease in the frequency of workers’ compensation losses, less severe weather-related losses and a favorable shift in prior-year reserve development.

Weather-related losses for the fourth quarter of 2019 of $5.5 million, or 2.9 percentage points of the loss ratio, decreased from $12.5 million, or 6.7 percentage points of the loss ratio, for the fourth quarter of 2018. We attribute the decrease to relatively mild weather conditions in our operating regions during the fourth quarter of 2019, compared to more active weather patterns during the fourth quarter of 2018 when we incurred losses from Hurricane Michael and other localized weather events. Weather-related losses for the fourth quarter of 2019 compared favorably to the previous five-year average for fourth quarter weather-related losses of $6.8 million, or 4.0 percentage points of the loss ratio.

Large fire losses, which we define as individual fire losses in excess of $50,000, were $8.5 million for the fourth quarter of 2019, compared to $4.6 million for the fourth quarter of 2018, with the increase primarily related to a higher incidence of commercial property fires. Large fire losses represented 4.5 percentage points of the loss ratio for the fourth quarter of 2019, compared to 2.5 percentage points of the loss ratio for the fourth quarter of 2018.

Net favorable development of reserves for losses incurred in prior accident years of $5.0 million reduced the loss ratio for the fourth quarter of 2019 by 2.6 percentage points. Our insurance subsidiaries experienced favorable development in workers’ compensation losses, partially offset by modest unfavorable development in commercial automobile and commercial multi-peril losses for the fourth quarter of 2019. Net unfavorable development of reserves for losses incurred in prior accident years of $6.7 million added 3.6 percentage points to the loss ratio for the fourth quarter of 2018. Favorable development of workers’ compensation loss reserves partially offset unfavorable development of commercial multi-peril, personal automobile and commercial automobile loss reserves in the prior-year fourth quarter.

Loss Ratio – Full Year

For the full year of 2019, the loss ratio decreased to 67.0%, compared to 77.8% for the full year of 2018. Weather-related losses for the full year of 2019 of $46.1 million, or 6.1 percentage points of the loss ratio, decreased from $65.0 million, or 8.8 percentage points of the loss ratio, for the full year of 2018. Weather-related losses for the full year of 2019 were modestly lower than the previous five-year average for weather-related losses of $47.8 million, or 7.3 percentage points of the loss ratio.

Large fire losses were $29.1 million for the full year of 2019, compared to $25.6 million for the full year of 2018, with the increase primarily related to a higher incidence of commercial property fires. Large fire losses represented 3.8 percentage points of the loss ratio for the full year of 2019, compared to 3.5 percentage points of the loss ratio for the full year of 2018.

Net favorable development of reserves for losses incurred in prior accident years of $12.9 million reduced the loss ratio for the full year of 2019 by 1.7 percentage points. Our insurance subsidiaries experienced favorable development in workers’ compensation losses, partially offset by modest unfavorable development in commercial automobile and commercial multi-peril losses for the full year of 2019. Net unfavorable development of reserves for losses incurred in prior accident years of $35.6 million added 4.8 percentage points to the loss ratio for the full year of 2018. Favorable development of workers’ compensation loss reserves partially offset unfavorable development of commercial multi-peril, personal automobile and commercial automobile loss reserves in the prior year.

Expense Ratio

The expense ratio was 31.0% for the fourth quarter of 2019, compared to 32.5% for the fourth quarter of 2018. We attribute the decrease in the expense ratio primarily to expense savings initiatives and a guaranty fund assessment of approximately $800,000 in the prior-year quarter. The expense ratio was 31.3% for the full year of 2019, compared to a 31.6% expense ratio for the full year of 2018, reflecting overall expense savings that were largely offset by an increase in underwriting-based incentive costs for 2019 compared to 2018.

Investment Operations

Donegal Group’s investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, we had invested 93.7% of our consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at December 31, 2019.

	December 31, 2019		December 31, 2018
	Amount	%	Amount	%

	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S.
government corporations and agencies	$102,281	9.2%	$120,432	11.7%
Obligations of states and political subdivisions	261,431	23.5	234,508	22.8
Corporate securities	315,641	28.4	264,843	25.7
Mortgage-backed securities	361,693	32.6	309,574	30.0
Total fixed maturities	1,041,046	93.7	929,357	90.2
Equity securities, at fair value	55,477	5.0	43,667	4.2
Investments in affiliates	-	-	41,026	4.0
Short-term investments, at cost	14,030	1.3	16,749	1.6
Total investments	$1,110,553	100.0%	$1,030,799	100.0%

Average investment yield	2.8%		2.6%
Average tax-equivalent investment yield	2.9%		2.8%
Average fixed-maturity duration (years)	4.2		4.4

Net investment income of $7.8 million for the fourth quarter of 2019 increased 2.9% compared to $7.6 million in net investment income for the fourth quarter of 2018. Net investment income of $29.5 million for the full year of 2019 increased 9.7% compared to $26.9 million for the full year of 2018. The increase in net investment income for both periods primarily reflected an increase in average invested assets.

Net investment gains were $2.7 million for the fourth quarter of 2019, compared to net investment losses of $8.9 million for the fourth quarter of 2018. We attribute the change primarily to an increase in the market value of the equity securities held at December 31, 2019 compared to a decrease in the market value of the equity securities held at December 31, 2018.

Net investment gains of $22.0 million for the full year of 2019 included $12.7 million from the March 2019 sale of Donegal Financial Services Corporation and $9.3 million primarily related to unrealized gains in the fair value of equity securities held at December 31, 2019. Net investment losses of $4.8 million for the full year of 2018 resulted primarily from unrealized losses in the fair value of equity securities held at December 31, 2018.

Definitions of Non-GAAP and Operating Measures

We prepare our consolidated financial statements on the basis of GAAP. Our insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit (“SAP”). In addition to using GAAP-based performance measurements, we also utilize certain non-GAAP financial measures that we believe provide value in managing our business and for comparison to the financial results of our peers. These non-GAAP measures are net premiums written, operating income or loss and statutory combined ratio.

Net premiums written and operating income or loss are non-GAAP financial measures investors in insurance companies commonly use. We define net premiums written as the amount of full-term premiums our insurance subsidiaries record for policies effective within a given period less premiums our insurance subsidiaries cede to reinsurers. We define operating income or loss as net income or loss excluding after-tax net investment gains or losses, after-tax restructuring charges and other significant non-recurring items. Because our calculation of operating income or loss may differ from similar measures other companies use, investors should exercise caution when comparing our measure of operating income or loss to the measure of other companies.

The following table provides a reconciliation of net premiums earned to net premiums written for the periods indicated:

	Three Months Ended December 31,			Year Ended December 31,
	2019	2018	% Change	2019	2018	% Change

	(dollars in thousands)

Reconciliation of Net Premiums
Earned to Net Premiums Written
Net premiums earned	$189,421	$186,150	1.8%	$756,078	$741,291	2.0%
Change in net unearned premiums	(18,408)	(17,857)	3.1	(3,477)	2,725	NM
Net premiums written	$171,013	$168,293	1.6%	$752,601	$744,016	1.2%

The following table provides a reconciliation of net income (loss) to operating income (loss) for the periods indicated:

	Three Months Ended December 31,			Year Ended December 31,
	2019	2018	% Change	2019	2018	% Change

	(dollars in thousands, except per share amounts)

Reconciliation of Net Income (Loss)
to Non-GAAP Operating Income (Loss)
Net income (loss)	$14,154	$(14,999)	NM	$47,152	$(32,760)	NM
Investment (gains) losses (after tax)	(2,125)	6,887	NM	(18,998)	3,423	NM
Restructuring charge (after tax)	-	-	-	-	1,356	NM
Other, net	21	(167)	NM	252	22	NM
Non-GAAP operating income (loss)	$12,050	$(8,279)	NM	$28,406	$(27,959)	NM

Per Share Reconciliation of Net Income (Loss)
to Non-GAAP Operating Income (Loss)
Net income (loss) – Class A (diluted)	$0.50	$(0.54)	NM	$1.67	$(1.18)	NM
Investment (gains) losses (after tax)	(0.08)	0.25	NM	(0.67)	0.13	NM
Restructuring charge (after tax)	-	-	-	-	0.05	NM
Other, net	-	(0.01)	NM	0.01	-	NM
Non-GAAP operating income (loss) – Class A	$0.42	$(0.30)	NM	$1.01	$(1.00)	NM

Net income (loss) – Class B	$0.45	$(0.50)	NM	$1.51	$(1.09)	NM
Investment (gains) losses (after tax)	(0.07)	0.23	NM	(0.61)	0.11	NM
Restructuring charge (after tax)	-	-	-	-	0.05	NM
Other, net	-	(0.01)	NM	0.01	-	NM
Non-GAAP operating income (loss) – Class B	$0.38	$(0.28)	NM	$0.91	$(0.93)	NM

The statutory combined ratio is a standard non-GAAP measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
  the statutory dividend ratio, which is the ratio of dividends to holders of workers’ compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

About the Company

Donegal Group is an insurance holding company. The insurance subsidiaries of Donegal Group and Donegal Mutual Insurance Company conduct business together as the Donegal Insurance Group. Our Class A common stock and Class B common stock trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. We are focused on several primary strategies, including growing profitably in commercial lines, improving our financial performance, leveraging technology to transform our business, strategically modernizing our business in order to achieve operational excellence and competing effectively to enhance our market position.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. Actual results could vary materially. Factors that could cause actual results to vary materially include: adverse and catastrophic weather events, our ability to maintain profitable operations, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, business and economic conditions in the areas in which our insurance subsidiaries operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time and other risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended December 31,
	2019	2018

Net premiums earned	$189,421	$186,150
Investment income, net of expenses	7,787	7,567
Net investment gains (losses)	2,690	(8,864)
Lease income	110	115
Installment payment fees	931	1,297
Equity in earnings of DFSC	-	541
Total revenues	200,939	186,806

Net losses and loss expenses	121,026	143,395
Amortization of deferred acquisition costs	29,622	29,610
Other underwriting expenses	29,152	30,926
Policyholder dividends	2,213	1,787
Interest	267	620
Other expenses, net	266	114
Total expenses	182,546	206,452

Income (loss) before income tax expense (benefit)	18,393	(19,646)
Income tax expense (benefit)	4,239	(4,647)

Net income (loss)	$14,154	$(14,999)

Net income (loss) per common share:
Class A - basic and diluted	$0.50	$(0.54)
Class B - basic and diluted	$0.45	$(0.50)

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	23,143,603	22,800,974
Class A - diluted	23,437,873	22,923,147
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$171,013	$168,293

Book value per common share
at end of period	$15.67	$14.05

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Year Ended December 31,
	2019	2018

Net premiums earned	$756,078	$741,291
Investment income, net of expenses	29,515	26,908
Net investment gains (losses)	21,985	(4,802)
Lease income	444	480
Installment payment fees	4,134	5,257
Equity in earnings of DFSC	295	2,694
Total revenues	812,451	771,828

Net losses and loss expenses	506,388	576,458
Amortization of deferred acquisition costs	122,443	120,964
Other underwriting expenses	114,562	113,270
Policyholder dividends	8,978	5,353
Interest	1,579	2,302
Other expenses, net	1,420	1,718
Total expenses	755,370	820,065

Income (loss) before income tax expense (benefit)	57,081	(48,237)
Income tax expense (benefit)	9,929	(15,477)

Net income (loss)	$47,152	$(32,760)

Net income (loss) per common share:
Class A - basic	$1.68	$(1.18)
Class A - diluted	$1.67	$(1.18)
Class B - basic and diluted	$1.51	$(1.09)

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	22,986,292	22,705,471
Class A - diluted	23,196,738	23,024,271
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$752,601	$744,016

Book value per common share
at end of period	$15.67	$14.05

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2019	2018
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$476,094	$402,799
Available for sale, at fair value	564,952	526,558
Equity securities, at fair value	55,477	43,667
Investments in affiliates	-	41,026
Short-term investments, at cost	14,030	16,749
Total investments	1,110,553	1,030,799
Cash	49,319	52,594
Premiums receivable	165,733	156,702
Reinsurance receivable	367,021	343,369
Deferred policy acquisition costs	59,285	60,615
Prepaid reinsurance premiums	142,476	135,380
Other assets	28,774	52,619
Total assets	$1,923,161	$1,832,078

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$869,674	$814,665
Unearned premiums	510,147	506,529
Accrued expenses	28,454	25,442
Borrowings under lines of credit	35,000	60,000
Subordinated debentures	5,000	5,000
Other liabilities	23,870	21,572
Total liabilities	1,472,145	1,433,208
Stockholders' equity:
Class A common stock	262	258
Class B common stock	56	56
Additional paid-in capital	268,152	261,259
Accumulated other comprehensive income (loss)	504	(14,228)
Retained earnings	223,268	192,751
Treasury stock	(41,226)	(41,226)
Total stockholders' equity	451,016	398,870
Total liabilities and stockholders' equity	$1,923,161	$1,832,078

For Further Information:
Jeffrey D. Miller, Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com